Exhibit 10.1

*** Where this marking appears throughout this Exhibit 10.1, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the Securities and Exchange Commission separately.

CRUDE OIL THROUGHPUT AND DEFICIENCY AGREEMENT

dated as of August 28, 2014

Knight Warrior LLC

and

Eaglebine Crude Oil Marketing LLC

CRUDE OIL THROUGHPUT AND DEFICIENCY AGREEMENT
THIS CRUDE OIL THROUGHPUT AND DEFICIENCY AGREEMENT (this “Agreement”), dated as of August 28, 2014 (the “Effective Date”), is by and between Eaglebine Crude Oil Marketing LLC, a Delaware limited liability company (“Shipper”), and Knight Warrior LLC, a Texas limited liability company (“Carrier”). Shipper and Carrier are sometimes referred to herein individually as “Party,” and collectively as the “Parties.”
RECITALS
WHEREAS, Carrier intends to construct and operate a crude oil pipeline and associated gathering lines in Texas, extending from the Origin Points to the Delivery Points, as such terms are hereinafter defined, with the pipeline facilities collectively referred to herein as the “Knight Warrior Pipeline” as further depicted on Exhibit A attached hereto; and
WHEREAS, Shipper desires to transport Crude Oil (as hereafter defined) on the Knight Warrior Pipeline to a Delivery Point; and
WHEREAS, Carrier is willing to transport Shipper’s Crude Oil after received by Carrier at an Origin Point of the Knight Warrior Pipeline, all on and subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained, and intending to be legally bound hereby, Shipper and Carrier hereby covenant and agree as follows:
Article 1
Certain Definitions
The terms defined in this Article 1 shall have, for all purposes of this Agreement, the meanings set forth below:

1.1	“Additional Term” is defined in Section 2.1.

1.2
“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another Person. The term “control” (including its derivatives and similar terms) means possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Without limiting the foregoing, any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

1.3	“Agreement” is defined in the preamble of this agreement.

1.4	Annual Volume Commitment” means the product of the Daily Volume Commitment and the number of days in the applicable Contract Year.

1.5
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy or decree of any Governmental Authority and any judicial or administrative interpretations thereof, or (ii) any applicable license, permit or compliance requirement of any Governmental Authority applicable to either Party, including environmental laws.

1.6
“Bankrupt” shall mean a person or entity that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) causes or is subject to any event which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) through (vii) above, inclusive, or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the foregoing acts.

1.7	“Barrels” means forty-two (42) gallons of 231 cubic inches per gallon at sixty degrees Fahrenheit (60°F).

1.8	“Batching Facilities” means the segregated storage and related facilities for batching services.

1.9	“Business Day” means any calendar day other than Saturdays and Sundays that commercial banks in Houston, Texas are open for business.

1.10	“Carrier” is defined in the preamble of this Agreement.

1.11	“Central Clock Time” means Central Standard Time, as adjusted for Central Daylight Time, as applicable.

1.12
“Change in Law” shall mean the adoption or implementation of any laws, rules or regulations by any Governmental Authority with jurisdiction subsequent to the Effective Date that was not reasonably foreseeable as of the Effective Date and which generally affects pipeline carriers with operations which are similar to Carrier’s, irrespective of location or distance.

1.13
“Change in Law Event” shall mean the occurrence of a Change in Law that necessitates the expenditure of Compliance Costs in order to operate the Knight Warrior Pipeline, irrespective of whether such costs are to be incurred as a onetime expenditure or periodically for an extended period.

1.14	“Commencement Date” is defined in Section 3.3 of this Agreement.

1.15	“Committed Shipper” is defined in the Rules and Regulations.

1.16	“Committed Shipper Credit” is defined in Section 5.1 of this Agreement.

1.17
“Complete” means the Knight Warrior Pipeline, the Truck Stations, the origin facilities, the delivery facilities, and associated systems and facilities such as the Batching Facilities, etc., are substantially complete and all permits and approvals have been obtained, such that the Knight Warrior Pipeline is ready to commence commercial service with respect to the receipt, transportation, handling, and delivery of Shipper’s Crude Oil in accordance with this Agreement.

1.18
“Compliance Costs” means actual non-Affiliate third party out-of-pocket expenditures, without mark-up, in excess of two million dollars ($2,000,000) incurred by Carrier and arising directly from the physical operation of the Knight Warrior Pipeline.

1.19	“Compliance Cost Recovery Period” means the period during which a Compliance Costs Surcharge is imposed for the purpose of recovering Compliance Costs.

1.20	“Compliance Costs Surcharge” has the meaning set forth in Section 4.6(a).

1.21
“Contract Year” means a period commencing at 7:00 a.m., Central Clock Time, on the Commencement Date and ending at 7:00 a.m., Central Clock Time, on the first Day of the Month of the following calendar year that coincides with or next follows the expiration of 12 months and thereafter for succeeding periods of 12 consecutive Months each.

1.22	“Credit Enhancement” has the meaning set forth in Section 6.4.

1.23	“Crude Oil” means the grade or grades of crude oil or liquid products that meet the specifications and other requirements set forth in the Rules and Regulations.

1.24	“Daily Volume Commitment” means a minimum of Forty Thousand (40,000) Barrels per Day (bpd).

1.25
“Day” or “Daily” means a period of twenty-four (24) hours, commencing at 7:00 a.m., Central Clock Time, on a calendar day and ending at 7:00 a.m., Central Clock Time, on the next succeeding calendar day.

1.26	“Defaulting Party” is defined in Section 15.2(a) of this Agreement.

1.27	“Deficiency Payment” is defined in Section 5.2(b) of this Agreement.

1.28	“Delivery Point” has the meaning set forth in the Rules and Regulations.

1.29	“Disputed Amount” is defined in Section 6.2(b) of this Agreement.

1.30	“Effective Date” is defined in the preamble of this Agreement.

1.31	“Event of Default” is defined in Section 15.1 of this Agreement.

1.32	“Extended Period” is defined in Section 9.3(a) of this Agreement.

1.33
“Extraordinary Operating Conditions” means operating conditions that result in the capacity of the Knight Warrior Pipeline available for shipments of Crude Oil, or a segment thereof, being reduced below the then committed volumes on the applicable segment(s), for any reason, including weather conditions, repairs or maintenance, but specifically excluding events of Force Majeure other than those related to weather or repairs or maintenance.

1.34	“FERC Index” means the current “Multiplier to Use” as identified in the “Oil Pipeline Index” published annually by the FERC at: http://www.ferc.gov/industries/oil/geninfo/pipeline-index.asp.

1.35	“Force Majeure” is defined in Section 9.1 of this Agreement.

1.36	“Force Majeure Volume” is defined in Section 9.3(b) of this Agreement.

1.37
“Governmental Authority” means (i) the United States of America, (ii) any state, county, parish, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, or municipality.

1.38	“Increase Threshold” is defined in Section 4.6(b) of this Agreement.

1.39	“Initial Term” is defined in Section 2.1 of this Agreement.

1.40	“Investment Grade” means a credit rating for Long Term Debt of at least “BBB-”, if rated by S&P, and “Baa3”, if rated by Moody’s.

1.41	“Knight Warrior Pipeline” is defined in the recitals of this Agreement.

1.42
“Letter of Credit” means an irrevocable standby letter of credit, in form and substance, and issued by a financial institution, reasonably acceptable to Carrier, which, without limitation, allows Carrier to demand full or partial payment thereunder in the event (i) of a Shipper default, or (ii) Carrier is entitled to damages in connection with or arising out of this Agreement or the termination or breach of this Agreement (including a breach arising out of the termination or rejection of this Agreement under the U.S. Bankruptcy Code or other applicable insolvency legal requirements), or (iii) Shipper does not deliver to Carrier a new Letter of Credit or extension, in the amount required by subsection 6.4(a), that satisfies the requirements of subsection 6.4(a).

1.43	“Long Term Debt” has the meaning set forth in Section 6.4.

1.44	“Losses” means any actual loss, cost, expense, liability, damage to person (including death) or property (including damage to the environment), demand, suit, sanction, claim, judgment, or lien.

1.45	“Moody’s” means Moody’s Investor Services, Inc., or its successor.

1.46
“Month” means a period of time beginning at 7:00 a.m., Central Clock Time on the first Day of the calendar month and ending at 7:00 a.m., Central Clock Time on the first Day of the next succeeding calendar month.

1.47	“Monthly Volume Commitment” means the product of the Daily Volume Commitment and the number of days in the applicable Month.

1.48
“Nomination” means Notice from Shipper to Carrier requesting that Carrier transport for Shipper in a given Month a stated volume of Shipper’s Crude Oil from the Origin Point to the Delivery Point under this Agreement, at the times and in the manner provided in the Rules and Regulations.

1.49	“Notice” is defined in Section 13.1 of this Agreement.

1.50	“Origin Point” has the meaning set forth in the Rules and Regulations.

1.51	“Parties” is defined in the preamble of this Agreement.

1.52	“Party” is defined in the preamble of this Agreement.

1.53	“Performing Party” is defined in Section 15.2(a) of this Agreement.

1.54
“Person” means any individual, firm, corporation, trust, partnership, limited partnership, master limited partnership, limited liability company, association, joint venture, other business enterprise or Governmental Authority.

1.55	“Prepaid Transportation Credit” is defined in Section 5.2(c)(i) of this Agreement.

1.56	“Quarter” means a three (3) consecutive Month period as follows: January through March, April through June, July through September, and October through December.

1.57	“Quarterly Deficiency Volume” is defined in Section 5.2(a) of this Agreement.

1.58	“Quarterly Volume Commitment” means the product of the Daily Volume Commitment and the number of days in the applicable Quarter.

1.59	“Rating Agencies” means Moody’s and S&P.

1.60	“RRC” means the Railroad Commission of Texas or any successor agency.

1.61	“Rules and Regulations” is defined in Section 4.2 of this Agreement.

1.62	“S&P” means Standard & Poor’s Rating Services (a division of McGraw-Hill, Inc.) or its successor.

1.63	“Shipper” is defined in the preamble of this Agreement.

1.64
“Shipper History” is defined in the Rules and Regulations and shall be deemed to be the Annual Volume Commitment for the first twelve (12) months, and thereafter shall be deemed to be the greater of the Annual Volume Commitment and actual shipments.

1.65	“Shipper’s Capacity” is defined in Section 15.2(b) of this Agreement

1.66	“Shipper’s Crude Oil” means all Crude Oil delivered by Shipper to the Origin Point for transportation on the Knight Warrior Pipeline by Carrier to the Delivery Point.

1.67	“Tank Bottoms” is defined in Section 3.4(a) of this Agreement.

1.68	“Taxes” means any or all taxes, fees, levies, charges, assessments and/or other impositions levied, charged, imposed, assessed, or collected by any Governmental Authority having jurisdiction.

1.69	“Term” is defined in Section 2.1 of this Agreement.

1.70	“Third Party Rates” is defined in Section 16.15 of this Agreement.

1.71	“Throughput Fees” are as set forth in Exhibit C.

1.72	“Truck Stations” means those facilities identified and described as Truck Stations in Exhibit A.

1.73	“Uncommitted Shipper” has the meaning set forth in the Rules and Regulations.

Article 2
Term

2.1
Term. The initial term of this Agreement shall commence on the Commencement Date and, unless terminated as provided below, shall remain in full force and effect until the end of the fifth (5th) Contract Year (the “Initial Term”). Shipper has the option to extend the Initial Term of this Agreement for two additional terms of five (5) consecutive Contract Years each (each an “Additional Term”) by providing Notice to Carrier no later than 12 Months prior to the end of the Initial Term or the first Additional Term, as applicable. The Initial Term, as it may be extended under Section 9.3(a), and any Additional Terms are collectively referred to herein as the “Term.”

2.2	Early Termination. This Agreement may be terminated early as follows:

(a)
by Carrier if (i) Shipper fails to perform any of its material obligations under this Agreement and (ii) such failure is not (x) excused by an event of Force Majeure under Article 9 or (y) cured by Shipper within sixty (60) Days after Notice thereof by Carrier to Shipper, or if such failure cannot be cured within such 60-Day period, Shipper has not commenced remedial action to cure such failure (and continued to diligently and timely pursue the completion of such remedial action);

(b)
by Shipper if (i) Carrier fails to perform any of its material obligations under this Agreement and (ii) such failure is not (x) excused by an event of Force Majeure under Article 9 or (y) cured by Carrier within sixty (60) Days after Notice thereof by Shipper to Carrier, or if such failure cannot be cured within such 60-Day period, Carrier has not commenced remedial action to cure such failure (and continued to diligently and timely pursue the completion of such remedial action);

(c)
by Carrier if Shipper fails to pay any undisputed amount when due under this Agreement (or fails to meet any of its other financial obligations hereunder) if such failure is not remedied within ten (10) Business Days after Notice of such failure is given by Carrier to Shipper;

Article 3
Construction and Commencement Date

3.1
Construction of Facilities. Carrier, at its sole cost and expense, shall design, engineer, construct, and equip, or caused to be designed, engineered, constructed, and equipped, the facilities described in and in accordance with the general specifications in Exhibit A.

3.2
Pipeline Construction. As of the Effective Date, subject to the terms of this Agreement, Carrier shall begin project design, permitting, engineering, and other work with respect to the Knight Warrior Pipeline and shall use commercially reasonable efforts to cause the Knight Warrior Pipeline to be Complete. Carrier will inform Shipper on a periodic basis of construction progress of the Knight Warrior Pipeline, the nature and extent of any delays, and plans to mitigate such delays.

3.3
Commencement Date. The “Commencement Date” under this Agreement shall be the first day of the Month following the date that is thirty (30) Days after Carrier Notifies Shipper that the Knight Warrior Pipeline is Complete.

3.4	Tank Bottoms and Line Fill.

(a)
Tank Bottoms. Upon Completion of the Knight Warrior Pipeline (but in no event earlier than sixty (60) Days prior to the Commencement Date), and upon commissioning of any additional tanks, Carrier shall deliver to Shipper a request for Shipper’s pro-rata portion of Carrier’s tank bottoms required to be carried by Shipper. Shipper shall be responsible for up to ten (10%) of the shell capacity of any Carrier tank or tanks designated by Carrier as a Shipper designated tank. Shipper or an affiliate of the Shipper shall provide to Carrier, at no cost to Carrier, Crude Oil required for tank bottoms to facilitate operation of the Knight Warrior Pipeline (the “Tank Bottoms”). Carrier will deliver to Shipper or an affiliate of the Shipper, at the Delivery Point, the Tank Bottoms within thirty (30) Days after Shipper ceases making shipments, provided that the parties may agree, if possible, to make physical delivery of the Tank Bottoms, arrange for a trade of like barrels to Shipper or an affiliate of the Shipper, otherwise financially settle the return of the Tank Bottoms, or a different time period for delivery.

(b)
Line Fill. Subject to and in accordance with the provisions of the Rules and Regulations, when Shipper ceases making shipments, Carrier shall deliver to Shipper at the Delivery Point all of Shipper’s Crude Oil in the Knight Warrior Pipeline or otherwise available for shipment. Redelivery shall be completed as batches transit the Knight Warrior Pipeline with expected transit time based on batch size; provided, however, in no event shall the transit time exceed ninety (90) Days. As shipments are nominated an estimated window of delivery dates will be provided by Carrier. Shipper, an affiliate of the Shipper or a party whom the Shipper has the right to transport that party’s Product will at all times retain title to its Crude Oil in transit and Tank Bottoms and Carrier will provide a monthly statement to Shipper of Crude Oil and Tank Bottoms.

3.5
Pre-Commencement Date Service. Upon notification by Carrier to Shipper that a portion of the Knight Warrior Pipeline is operational prior to the Commencement Date, Shipper, at its sole option, may elect to tender Crude Oil to Carrier for service hereunder with respect to such portion of the Knight Warrior Pipeline. If Shipper elects to transport Crude Oil on the Knight Warrior Pipeline prior to the Commencement Date, Shipper will provide its pro rata share of Crude Oil required for line fill on the applicable portion of the Knight Warrior Pipeline (and any necessary tank bottoms) and pay the tariff (at the Committed Shipper rate) to Carrier for such transportation service, provided that except as otherwise provided in the following sentence, such shipments do not count against the Daily Volume Commitment, Monthly Volume Commitment, Quarterly Volume Commitment, or Annual Volume Commitment.
Article 4
Transportation Services, Throughput Fees and Compliance Costs

4.1
Transportation Services. Upon the Commencement Date, under and subject to the terms and conditions of this Agreement, Carrier shall provide receipt, transportation, and delivery services, including batching, subject to the proration provisions set forth in the Rules and Regulations, for volumes of Shipper’s Crude Oil, which have been properly Nominated and delivered by Shipper at an Origin Point, from such Origin Point to the Delivery Point. Carrier shall also operate and maintain the Knight Warrior Pipeline at a level that is consistent with the level of operation and maintenance that is typical for other similar crude oil pipelines that meet all Applicable Laws and industry regulations and standards. The operator of the Knight Warrior Pipeline shall be BKEP Pipeline, L.L.C. and, notwithstanding the provisions of Article 12, any replacement operator shall be subject to the prior written approval of Shipper, which approval shall not be unreasonably withheld.

4.2
Rules and Regulations. The Parties acknowledge that as of the Effective Date, Carrier is a common carrier for hire regulated by the RRC. Shipper is a Committed Shipper for purposes of the Knight Warrior Pipeline. As such, all transportation to be performed hereunder shall be subject to the rules and regulations in Carrier’s applicable tariffs in effect from time to time and on file with the RRC (as amended from time to time, the “Rules and Regulations”). A copy of such Rules and Regulations on file as of the Effective Date with the RRC is attached hereto and incorporated herein as Exhibit B. The Parties agree that the Throughput Fees, the Annual Volume Commitment, and the other provisions contained herein are essential to support the respective commitments of the Parties as described in this Agreement. Except as expressly provided herein, nothing in this Agreement shall be deemed to in any way restrict, waive, or otherwise limit Shipper’s right to initiate or participate in any governmental, regulatory, administrative or judicial proceedings. The Parties further agree that nothing in this Agreement, and none of the rates associated with this Agreement, shall be used by either Party in any other proceeding to attempt to demonstrate any rate not subject to the specific terms of this Agreement is or is not just and reasonable or otherwise in compliance with applicable law, rules, or regulations.

4.3
Shipper History. Shipper, an affiliate of the Shipper or a party whom the Shipper has given the right to transport the Shippers’ Crude Oil, shall, at all times during the Term, earn and hold one hundred percent (100%) of the Shipper History in its own name as the “shipper of record” of Shipper’s Crude Oil for purposes of any apportionment or allocation of capacity on the Knight Warrior Pipeline as provided in the Rules and Regulations.

4.4
Modification to Rules and Regulations. Carrier retains the right to modify the Rules and Regulations applicable to the Knight Warrior Pipeline without the permission of Shipper so long as such modifications will not unreasonably interfere with Shipper’s rights under this Agreement or adversely affect Shipper. Carrier will not support any modification to the applicable Rules and Regulations that would change Shipper’s rights as a Committed Shipper to transport up to the Daily Volume Commitment without proration if nominations by non-Committed Shippers exceed available capacity, except to the extent required by Applicable Law. Carrier will provide written notice to Shipper thirty (30) Days in advance of the proposed effective date for any changes to the Rules and Regulations.

4.5
Escalation. Carrier may adjust the Throughput Fee annually each July 1 after the Commencement Date, to reflect inflation adjustments; provided however that in no event shall Carrier be required to reduce its Throughput Fee to reflect a negative inflation adjustment The inflation adjustment will be in accordance with the lower of (a) the inflation adjustment promulgated by the Federal Energy Regulatory Commission (the “FERC Index”) or (b) one hundred and four percent (104%). In the event the FERC Index is greater than four percent (4.0%) in any given year, then the difference between the FERC Index and (b) above will be accrued and carried forward and added to future years FERC Index in subsequent years where the FERC Index is less than four percent (4.0%). For example, if the FERC Index is five percent (5.0%) in a year three post the Commencement Date, and three percent (3.0%) in year four post the Commencement Date, then the FERC Index adjustment shall be capped at four percent (4.0%) in year three when the FERC Index is five percent (5.0%) and the FERC Index adjustment shall be increased to four percent (4.0%) in year four when the calculated FERC Index is three percent (3.0%). If, during the term of this Agreement, the FERC’s indexing methodology is discontinued, the Throughput Fee shall continue pursuant to be escalated annually as of July 1 using the Producer Price index (“PPI”). Shipper agrees to not oppose changes to the Throughput Fee that Carrier makes during the Term pursuant to this Section 4.5. The Throughput Fees are based upon the Annual Volume Commitment, which shall be maintained throughout the Term until this Agreement is terminated or cancelled.

4.6	Compliance Costs.

(a)
Carrier shall deliver written notice to Shipper and every other shipper on the Knight Warrior Pipeline of any Change in Law Event promptly upon learning of such event. If during the Term, Carrier becomes obligated solely as a result of a Change in Law Event to bear Compliance Costs, Carrier shall be entitled to seek recovery of the Compliance Costs in accordance with the terms hereof. Such Compliance Costs shall be recovered through a surcharge (“Compliance Costs Surcharge”) that is applicable equally to each Barrel shipped on the Knight Warrior Pipeline. Carrier shall reasonably determine the Compliance Costs Surcharge by taking into account the nature and estimated useful life of such costs, the segment(s) associated with such costs and dividing such cost by the total number of Barrels transported on the Knight Warrior Pipeline with respect to the immediately prior twelve (12) Month period, or such shorter period of time if the Knight Warrior Pipeline has been operating for less than twelve (12) Months at such time. Carrier shall assume for purposes of calculating the Compliance Costs Surcharge that Shipper has transported at least the Quarterly Volume Commitment in all prior periods and that every other shipper that has entered into a transportation services agreement with Carrier (if any) has transported at least its required volume on the Knight Warrior Pipeline, as set forth in that transportation services agreement. Carrier hereby represents to Shipper that as of the Effective Date, Carrier has no knowledge of any proposed or anticipated Change in Law that would result in a Compliance Costs Surcharge.

(b)
Carrier shall notify Shipper, not less than ninety (90) Days prior to the implementation of any increase pursuant to this Section of the amount of such proposed increase, the reason for such increase, and the method of calculating such increase. Shipper shall have the right to notify Carrier within thirty (30) Days after Shipper receives Carrier’s notice, of Shipper’s decision not to pay such increase, but only to the extent such increase is greater than twenty percent (20%) (“Increase Threshold”) of the unadjusted rate that is affected. Shipper shall have no right to object to or refuse any increase in the rate up to the Increase Threshold, other than to object to Carrier’s calculations, and shall be bound by any increase up to the Increase Threshold. If Shipper fails to timely notify Carrier of its decision, then it shall be deemed for purposes of this Agreement that Shipper accepts and approves such increase. Carrier may, in its sole discretion, elect whether or not to request any such increase allowed under this Section. If the cost is over the Increase Threshold and Shipper decides not to pay such increase, Carrier may stop operating the Knight Warrior Pipeline with no liability to Shipper.

(c)
Any Compliance Costs Surcharge implemented, amended or modified by Carrier shall be supported with detailed work papers and reasonable support for the Compliance Costs expended or to be expended and shall be provided to Shipper and all other shippers, if any, on the Knight Warrior Pipeline. Carrier shall have the right, in its sole good faith discretion, but subject to the other provisions of this Section 4.6, to amend or modify the Compliance Costs Surcharge with respect to the amount or duration of the Compliance Costs Surcharge. Any such modification or amendment shall be included in the Rules and Regulations. If Carrier proposes any increase pursuant to this section, Shipper shall be entitled to audit Carrier’s applicable books and records for the limited purpose of determining if the amount of the increase is justified by the actually-incurred amount of costs of the improvements and/or expenses relating to the Knight Warrior Pipeline. If such audit shall reflect that such increase was not justifiable in accordance with the foregoing, Carrier shall promptly credit the amount of such discrepancy to Shipper, unless Carrier disagrees with the results of such audit, in which case the matter shall be resolved in accordance with Article 10 of this Agreement. Any price per Barrel increase in rates to Shipper hereunder shall not be greater than the lowest price per Barrel increase imposed for the same reason on any other shippers on the Knight Warrior Pipeline imposed at the same time.

(d)
Effective as of the date of Carrier’s recovery of the Compliance Costs through the Compliance Costs Surcharge, Carrier shall remove the Compliance Costs Surcharge from the Rules and Regulations and shall immediately stop collecting the Compliance Costs Surcharge from Shipper and all other shippers, if any, on the Knight Warrior Pipeline. In such event, Carrier shall promptly provide written notice to Shipper and all other shippers, if any, on the Knight Warrior Pipeline, that such recovery of the Compliance Costs has been completed, which notice shall include a statement of the total Compliance Costs recovered and the volumes against which the Compliance Costs Surcharge were assessed in recovering such Compliance Costs.

Article 5
VOLUME COMMITMENT AND DEFICIENCY PAYMENTS

5.1	Volume Commitment.

(a)
During the Term, Shipper agrees to (i) ship Crude Oil on the Knight Warrior Pipeline (A) in accordance with the terms of this Agreement, (B) at the then effective Throughput Fee, and (C) in quantities equal to the Quarterly Volume Commitment for each Quarter, or (ii) pay any Deficiency Payment.

(b)
Volume Increases. On the Effective Date, the Daily Volume Commitment is 40,000 barrels. Shipper shall have the right to increase the Daily Volume Commitment by any amount up to 30,000 barrels (in increments of 5,000), prior to the Commencement Date, subject to Carrier’s availability on the Knight Warrior Pipeline, by providing written notice to Carrier. After the Commencement Date, Shipper shall have the right to increase the Daily Volume Commitment (in increments of 5,000) by any amount up to 30,000 barrels (in increments of 5,000), less any increases in the Daily Volume Commitment by Shipper pre-Commencement Date, and will notify the Carrier in writing of such volumes within a commercially reasonable timeframe. In the event that Carrier does not have sufficient availability to accommodate the Shipper’s requested increase in the Daily Volume Commitment (after setting aside Available Capacity reserved for committed shippers plus a reserve of ten (10) percent of the Available Capacity of Knight

Warrior Pipeline for walk-up shippers), then the Carrier shall use commercially reasonable efforts to increase the Available Capacity sufficient to satisfy the Shipper’s requested Daily Volume Commitment increase within twelve (12) months of Shipper providing written notice.

(c)
Committed Shipper Volume Commitment Credit. During the initial Term and any Additional Term (if any), the Shipper shall receive a *** reduction in Shipper’s Daily Volume Commitment, up to a maximum Daily Volume Commitment reduction of *** barrels (“Committed Shipper Credit”), for the time during which ***. At no time shall the Shipper’s Daily Volume Commitment, taking into account the Committed Shipper Credit, be lower than *** barrels, during the Term or any Additional Term. The Carrier will be required to provide quarterly notifications to Shipper of the aggregate *** on the Knight Warrior Pipeline within ten (10) days of each calendar quarter end. Prior to the Commencement Date, ***. The Committed Shipper Credit shall not be retro-active. Any Quarterly Deficiency Volume calculated per Section 5.2 shall not be reduced on a retro-active basis by any Committed Shipper Credit.

5.2    Deficiency Payments.

(a)
Definition. For purposes of this Agreement, a “Quarterly Deficiency Volume” for a particular Quarter means the amount (in Barrels), determined as of the end of such Quarter, by which the Quarterly Volume Commitment exceeds the total volume (in Barrels) of Shipper’s Crude Oil received by Carrier at an Origin Point during such Quarter under this Agreement.

Notwithstanding the foregoing, if an Extraordinary Operating Condition exists which does not constitute a Force Majeure event per Section 9.2 (b), and as a result of such Extraordinary Operating Condition, Carrier is unable in any Quarter to permit Shipper to ship and/or Shipper is unable in any Quarter to deliver or receive, sufficient volumes to meet its Quarterly Volume Commitment, then the Quarterly Deficiency Volume means the Shipper’s Adjusted Nomination (as defined in the proration policy in the Rules and Regulations) less the total volume (in Barrels) of Shipper’s Crude Oil received by the Carrier at an Origin Point during such Quarter under this Agreement; provided that the resulting number may not be less than zero.

Should the Commencement Date not fall on the first Day of a Quarter or should the Term end on a Day other than the last Day of a Quarter, the Quarterly Deficiency Volume, if any, shall be proportionately adjusted. For example, should the Commencement Date be on the twenty fifth (25th) date of a Quarter that has ninety one (91) days in the Quarter, then the Quarterly Deficiency Volume for the partial Quarter post Commencement Date would be proportionately adjusted by multiplying the Quarterly Deficiency Volume by 72.5% (i.e. 1 minus .275 = 72.5%, whereby .275 is derived by dividing 25 by 91 days in the Quarter).

(b)
Deficiency Payments. Except as provided in Section 5.2(d), if a Quarterly Deficiency Volume exists as of the end of any Quarter, then Shipper shall pay to Carrier an amount equal to the product of (i) the Quarterly Deficiency Volume for such Quarter and (ii) the Throughput Fee in effect for such Quarter (such product being the “Deficiency Payment”). Any Deficiency Payment due by Shipper hereunder shall be paid by Shipper as provided in Article 6.

(c)	Prepaid Transportation Credits.

(i)
If Daily Volume Commitment is 20,000 bpd or more, then any Deficiency Payments made by Shipper to Carrier under the provisions of this Section 5.2 shall constitute prepayment for services hereunder (a “Prepaid Transportation Credit”) that may be carried forward for twelve (12) months; provided, however, such twelve (12) month period shall be extended on a month for month basis for every month that Shipper nominates volume in excess of its Monthly Volume Commitment but is unable to ship such excess volume as a result of the proration policy set forth in the Rules and Regulations.

(ii)
If this Agreement has Terminated other than for termination pursuant to the provisions of Section 2.2(a), Section 2.2(c), or a Shipper default pursuant to Article 15 hereof, then any available Prepaid Transportation Credit shall carry forward in accordance with the periods set forth above.

(iii)
Prepaid Transportation Credits may be utilized solely against shipments of Crude Oil in excess of the Quarterly Volume Commitment, which are accepted for transportation by Carrier subject to available space and in accordance with the then-effective proration policy under the Rules and Regulations, and shall be applied against the transportation charges for such volumes at the rates set forth in this Agreement.

Article 6
Billing and Payment

6.1
Billing. No later than the 15th day of each Month after the Commencement Date, Carrier shall deliver to Shipper a statement for transportation services provided in the preceding Month setting forth (i) the volumes of Shipper’s Crude Oil (in Barrels) received at the Origin Point in that preceding Month, (ii) the Throughput Fees for that preceding Month, (iii) any adjustments for prior periods, and (iv) all other amounts due by Shipper hereunder, including any Deficiency Payments. Carrier’s invoices shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to any actual measurements, and any adjustments to prior period volumes and quantities.

6.2	Payment.

(a)
Subject to Section 6.2(b), Shipper shall remit to Carrier amounts due under Section 6.1 by wire transfer by the later of (i) ten (10) Days after Shipper’s receipt of the statement referenced above and (ii) the twentieth (20th) Day of each Month, to the bank account specified by Carrier on the face of the statement. If such due date is not a Business Day, payment is due on the next Business Day following such date.

(b)
If Shipper disputes any portion of any invoice (the “Disputed Amount”), Shipper shall promptly Notify Carrier of the Disputed Amount and pay the undisputed portion according to the terms of this Article 6. After receipt of such Notice, Carrier shall promptly work with Shipper to resolve the dispute. If the Parties are unable to resolve such dispute within thirty (30) Days after receipt of such Notice, the Parties will submit to dispute resolution in accordance with Article 10.

6.3
Late Payments. If Shipper fails to pay any amount hereunder when due (including disputed amounts that are not paid by the due date, but are later determined to be owed), interest thereon shall accrue on the unpaid amounts in the manner provided in the Rules and Regulations.

6.4	Financial Assurances.
At all times during the Term, Shipper shall maintain at least one (1) credit rating for either its long-term issuer credit rating or its senior unsecured long term debt (either or both hereinafter “Long Term Debt”) from one of the Rating Agencies and shall have no credit rating for Long Term Debt from a Rating Agency that is lower than Investment Grade.
Credit Enhancement. If as of the Commencement Date Shipper does not satisfy Section 6.4, Shipper shall, within twenty-one (21) Days after demand by

Carrier, provide to Carrier credit enhancement reasonably acceptable to Carrier (the “Credit Enhancement”), as follows:
(a)The Credit Enhancement shall be a Letter of Credit in an amount equal to the product of (A) 365, multiplied by (B) the Daily Volume Commitment, and (C) the then applicable Throughput Fee. For the avoidance of doubt, Carrier shall be entitled to draw on any Letter of Credit if, at least forty-five (45) days prior to the expiration of such Letter of Credit, Shipper does not deliver to Carrier a new Letter of Credit or extension that is in the amount required by this subsection 6.4(a) and that satisfies the requirements of the definition of “Letter of Credit” set forth in Section 1; provided that, if the Letter of Credit permits partial draws, the amount drawn shall be the lesser of (1) the then remaining balance of the Letter of Credit, and (2) the amount of the Letter of Credit then required under this subsection 6.4(a). For purposes of this subsection 6.4(a), the term “then applicable Throughput Fee” shall mean the applicable Throughput Fee set forth in Schedule C attached hereto.
(b)If agreed in writing between Carrier and Shipper, but not otherwise, in lieu of the Letter of Credit, Carrier may accept as Credit Enhancement (A) a guaranty, in form and substance acceptable to Carrier, of all of Shipper’s payment obligations from a guarantor that (1) maintains at least one (1) credit rating for its Long Term Debt from one of the Rating Agencies, (2) has no credit rating for Long Term Debt that is lower than Investment Grade, and (3) is either a direct or indirect parent of Shipper, or (B) other financial assurances acceptable to Carrier and Shipper, which are from Shipper or a third party issuer and in an amount and on terms and conditions acceptable to Carrier and Shipper.
In the event Customer provides Credit Enhancement pursuant to this Section 6.4(a), but thereafter satisfies Section 6.4, Carrier shall release the Credit Enhancement (and any cash proceeds thereof then held by Carrier), less any portion thereof that has been applied in accordance with Section 6.6, within ten (10) Days after written demand; provided that the provisions of this Section 6.4 shall again apply if the Long Term Debt rating requirement per Section 6.4 above thereafter again applies.

6.5
Failure to Provide Credit Enhancement. In the event Shipper fails to comply with any obligation in Section 6.4 on or before the due date therefore, Carrier shall not be obligated to provide Shipper with access to the Knight Warrior Pipeline or to provide Services pursuant to this Agreement until such requirement is fully met.

6.6
Use of Credit Enhancement. Credit Enhancement may be applied by Carrier, in its sole discretion, against any losses suffered by Carrier in connection with this Agreement or damages to which Carrier is entitled in connection with this Agreement or breach thereof by Shipper (including a breach arising out of the termination or rejection of this Agreement under the U.S. Bankruptcy Code or other applicable insolvency legal requirements). The use, application or retention of the Credit Enhancement, or any portion thereof, by Carrier shall not prevent Carrier from exercising any other right or remedy provided by this Agreement, the Rules Tariff or which Carrier may otherwise have at law, in equity or by statute or regulation and shall not operate as a limita-tion on any recovery to which Carrier may otherwise be entitled.

6.7
Ongoing Payment Obligations. Notwithstanding that any Credit Enhancement shall have been provided under Section 6.4, Shipper shall continue to make ongoing payments under this Agreement, as and when such payments are due and payable under the terms hereof and thereof.

Article 7
Title

7.1	Title Warranty. Shipper represents and warrants to Carrier that Shipper has title to, or the right to transport, all of Shipper’s Crude Oil delivered hereunder.

7.2
Title to the Product. Title to the Crude Oil transported, stored and/or handled hereunder shall always remain with Shipper, an affiliate of the Shipper or with a party whom the Shipper has the right to transport that party’s Crude Oil.

7.3
Title Indemnity. SHIPPER AGREES TO INDEMNIFY AND HOLD CARRIER HARMLESS FROM ANY AND ALL CLAIMS AND LOSSES INCURRED BY CARRIER IN CONNECTION WITH, OR IN ANY MANNER WHATSOEVER RELATING TO, THE BREACH OF THE REPRESENTATION MADE BY SHIPPER IN SECTION 7.1.

Article 8
Waiver of Certain Damages/Limitation of Liability
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ANY SUCCESSORS IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY BREACH HEREOF. THIS ARTICLE 8 SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR RESPONSIBILITY OF THE PARTY WHOSE LIABILITY IS WAIVED BY THIS PROVISION, OR ANY OTHER EVENT OR CONDITION, WHETHER ANTICIPATED OR UNANTICIPATED, AND REGARDLESS OF WHETHER PRE-EXISTING PRIOR TO THE DATE OF THIS AGREEMENT; PROVIDED, HOWEVER, THE FOREGOING LIMITATION OF LIABILITY SHALL NOT

BE CONSTRUED AS LIMITING THE OBLIGATION OF EITHER PARTY HEREUNDER TO INDEMNIFY THE OTHER PARTY AGAINST TORT CLAIMS ASSERTED BY UNAFFILIATED THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.
Article 9
Force Majeure

9.1
Definition. For purposes of this Agreement, “Force Majeure” means acts of God, acts of federal, state, or local government or any agencies thereof, compliance with rules, regulations, or orders of any Governmental Authority or any office, department, agency, or instrumentality thereof, strikes, lockouts, or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, floods, or other adverse and severe weather conditions, washouts, civil disturbances, explosions or breakage of machinery, equipment, or lines or pipes of a Party (provided that such breakage is not caused by a Party’s failure to maintain its machinery, equipment and lines of pipes in accordance with standard industry practices), freezing of wells or lines of pipes, embargoes, or expropriations of Governmental Authorities, inability to secure or obtain or delays in securing or obtaining necessary and properly sought rights‑of‑way, easements, or similar property rights or material permits or other authorizations in connection with the Knight Warrior Pipeline, and any other cause or event, not reasonably within the control of the Party claiming suspension, and the inability to deliver Crude Oil to the Delivery Point or receive and take away Crude Oil at the Delivery Point as a result of the foregoing events. Force Majeure shall not include (i) increases in costs of materials, (ii) a Party’s financial difficulties that impair its ability to perform, (iii) conditions resulting from changes in the price of, or the market for, Crude Oil or other hydrocarbons, (iv) the depletion of Shipper’s wells or other failure by Shipper to secure a source of Crude Oil (including by purchase) for a reason not specifically enumerated above; or (v) the inability of a third party to perform a service or supply a product or material, excepting services or supply of product or materials during the construction of facilities prior to the Commencement Date.

9.2	Effect of Force Majeure.

(a)
Effect. Subject to the provisions of this Article 9, if a Party is prevented from performing its obligations under this Agreement due to an event of Force Majeure then, to the extent that it is so prevented, that Party’s failure to perform shall not be considered a breach of its obligations under this Agreement, and the affected obligations of that Party shall be relieved during the continuance of that Party’s inability to perform caused by the event of Force Majeure, but for no longer period.

(b)
Remedy. The Party affected by an event of Force Majeure shall use commercially reasonable efforts to promptly remedy and mitigate the effects of the event of Force Majeure. No Party shall be compelled to resolve any strikes, lockouts, or other industrial disputes other than as it shall determine to be in its best interests.

(c)
Termination by Carrier. If an event of Force Majeure that prevents Shipper from delivering any volumes of Shipper’s Crude Oil under this Agreement continues for a period of one hundred eighty (180) consecutive Days or longer or more than one hundred eighty (180) Days at any time during the Term, then Carrier shall have the right to terminate this Agreement upon Notice to Shipper.

(d)
Termination by Shipper. If, except during the period preceding the Commencement Date, an event of Force Majeure that prevents Carrier from receiving and transporting any volumes of Shipper’s Crude Oil, or providing adequate means for alternate transportation, under this Agreement continues for a period of one hundred eighty (180) consecutive Days or longer or more than one hundred eighty (180) Days at any time during the Term, then Shipper shall have the right to terminate this Agreement upon Notice to Carrier with no liability of Shipper to Carrier for Throughput Fees, Deficiency Payments or Compliance Costs except as the foregoing was incurred prior to the termination by Shipper pursuant to this provision.

(e)
Notice. If a Force Majeure event renders a Party unable, in whole or in part, to carry out its obligations under this Agreement, that Party shall use commercially reasonable efforts to give a timely notice to the other Party Notice and full particulars and a reasonable, good-faith estimate of the number of days of Force Majeure delay that will be caused thereby. The Party providing the Notice shall use commercially reasonable efforts to ameliorate the Force Majeure conditions

9.3
Volume Commitment Adjustments. If a Force Majeure event affects a Party’s ability to deliver or receive and transport hereunder the Daily Volume Commitment of Shipper’s Crude Oil on any Day in a Contract Year, then the following shall occur:

(a)	the Term shall be extended for a period corresponding to the duration of such event of Force Majeure (the “Extended Period”);

(b)
the Quarterly Volume Commitment corresponding to the period during which such Force Majeure event occurs will be reduced by an amount equal to the volume of Shipper’s Crude Oil not transported by Carrier due to such Force Majeure event (such volume reduction is referred to herein as the “Force Majeure Volume”); and

(c)
a new Annual Volume Commitment shall be established for the Extended Period in an amount equal to the Force Majeure Volume and Shipper shall be obligated to deliver the Force Majeure Volume as the Annual Volume Commitment under this Agreement during the Extended Period.

Article 10
Governing Law; Venue; Dispute Resolution

10.1
Governing Law. This Agreement is entered into in the State of Texas and shall be governed, interpreted and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions thereof.

10.2
Venue. The Parties agree exclusive venue for any suit, action, or proceeding brought by either Party in connection with this Agreement or arising out of the terms or conditions hereof shall be in Harris County, Texas. The Parties hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection they may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the state and federal courts situated in the City of Houston, Harris County, Texas.

10.3
Negotiation. Prior to submitting any dispute for resolution by a court, a Party shall provide Notice to the other Party of the occurrence of such dispute. If the Parties have failed to resolve the dispute within fifteen (15) Business Days after such Notice was given, the Parties shall seek to resolve the dispute by negotiation between senior management personnel of each Party. Such personnel shall endeavor to meet and attempt to amicably resolve the dispute. If the Parties are unable to resolve the dispute for any reason within thirty (30) Business Days after the original Notice of dispute was given, then either Party shall be entitled to pursue any remedies available at law or in equity; provided, however, this Section 10.3 shall not limit a Party’s right to initiate litigation prior to the expiration of the time periods set forth in this Section 10.3 if application of statutes of limitations (or other principle of law or equity) would prevent a Party from filing a lawsuit or claim within the applicable period for filing lawsuits.

Article 11
Taxes

11.1
Taxes. Shipper shall pay any and all Taxes levied on Shipper’s Crude Oil including property Taxes on Shipper’s Crude Oil in the Knight Warrior Pipeline. Carrier shall pay any and all Taxes levied on the Knight Warrior Pipeline. Shipper shall not be liable for any Taxes assessed against Carrier based on Carrier’s income, revenues, gross receipts, or ownership of the Knight Warrior Pipeline, and all state franchise, license, and similar taxes required for the maintenance of Carrier’s corporate existence.

11.2
Reimbursement. If Carrier is required to pay any Tax or Taxes for Shipper, Shipper shall reimburse Carrier for such taxes within thirty (30) days after receipt of an invoice and supporting documentation provided by Carrier.

Article 12
Assignment

12.1
Assignment. This Agreement, and the rights and obligations created hereby, may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, except either Party may assign its rights under this Agreement to an Affiliate without such prior written consent, provided such Affiliate has a financial strength at least equal to that of the assignor, and (ii) Carrier may, subject to prior notification to Shipper, assign this Agreement to a third party purchasing substantially all of Carrier’s interest in the Knight Warrior Pipeline. Any such permitted assignment shall require that the assignee assume and agree to discharge the duties and obligations of its assignor under this Agreement. No such permitted assignment by Shipper shall effect or operate to discharge any obligations (including responsibility for and payment of any Deficiency Payment) of Shipper under this Agreement. Notwithstanding the foregoing, either Party may, without the consent of the other Party, pledge, encumber, mortgage, grant a lien or security interest in or assign all or any portion of its interest in this Agreement to one or more third parties in connection with a financing transaction; provided, however, that none of the foregoing shall be deemed to relieve such Party from its obligations hereunder. If the Person which owns or controls a majority of the voting shares/rights in Carrier at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute an assignment for purposes of this Section 12.1.

12.2
Notice of Assignment. No such assignment, nor any succession to the interest of either Party, shall be effective and binding until the other Party is furnished with proper and satisfactory evidence of such assignment or succession.

Article 13
Notice and Statements

13.1
Notice. Any notice, statement, payment (for which Carrier has not specified an account for wire transfer), claim or other communication required or permitted hereunder (each a “Notice”) shall be in writing and shall be sent by: (i) facsimile transmission (as to all Notices other than payments); (ii) delivered by hand; (iii) sent by United States mail with all postage fully prepaid; or (iv) by courier with charges paid in accordance with the customary arrangements established by such courier, in each of the foregoing cases addressed to the other Party at the following addresses:

If to Carrier:

Address: 201 NW 10th, Suite 200
Oklahoma City, Oklahoma 73103

Contact: General Counsel
Fax: 918-237-4138

If to Shipper:

Vitol Inc.
Attn: Contracts
1100 Louisiana Street, Suite 5100
Houston, TX 77002
Fax: (713) 230-1185
E-Mail: xcontractshou@vitol.com

SEI Energy, LLC
2120 Northgate Park Lane, Suite 402
Chattanooga, TN 37415
Fax: 423.875.6040
E-Mail: brad.sawyer@seienergy.com

Such Notices shall be deemed received as follows: (i) if delivered personally, upon delivery; (ii) if sent by United States mail, whether by express mail, registered mail, certified mail or regular mail, the notice shall be deemed to have been received on the day receipt is refused or is confirmed orally or in writing by the receiving Party; (iii) if sent by a courier service, upon delivery; or (iv) if sent by facsimile, on the Business Day following the day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party.

13.2
Change of Address. Notices of change of address of either of the Parties shall be given in writing to the other Party in the manner aforesaid and shall be observed in the giving of all future Notices required or permitted to be given hereunder.

Article 14
Indemnity

14.1
Indemnification by Shipper. SUBJECT TO ARTICLE 8, SHIPPER AGREES TO DEFEND AND INDEMNIFY CARRIER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AND EMPLOYEES, CUSTOMERS, CONTRACTORS AND OTHER REPRESENTATIVES FROM AND AGAINST ALL LOSSES RESULTING FROM, ASSOCIATED WITH, OR ARISING OUT OF ITS PERFORMANCE OR NON-

PERFORMANCE OF THIS AGREEMENT, OR ITS NEGLIGENCE, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

14.2
Indemnification by Carrier. SUBJECT TO ARTICLE 8, CARRIER AGREES TO DEFEND AND INDEMNIFY SHIPPER, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AND EMPLOYEES, CUSTOMERS, CONTRACTORS AND OTHER REPRESENTATIVES FROM AND AGAINST ANY LOSSES RESULTING FROM, ASSOCIATED WITH, OR ARISING OUT OF CARRIER’S PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, OR ITS NEGLIGENCE, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE.

14.3
Joint Liability. UNDER THE FOREGOING INDEMNITIES, WHERE THE PERSONAL INJURY TO OR DEATH OF ANY PERSON OR LOSS OF OR DAMAGE TO PROPERTY IS THE RESULT OF THE JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL ACTS OR OMISSIONS OF SHIPPER AND CARRIER, EACH PARTY’S DUTY OF INDEMNIFICATION WILL BE IN PROPORTION TO ITS SHARE OF SUCH JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

14.4
Procedures Relating to Indemnification. To receive the foregoing indemnities, the Party seeking indemnification must notify the other in writing of a claim or suit promptly (provided that any failure to provide such notice shall not limit a Party’s right to indemnification except to the extent that the indemnifying Party shall have been materially prejudiced thereby) and provide reasonable cooperation (at the indemnifying Party’s expense) and full authority to defend the claim or suit. Notwithstanding the foregoing, no indemnifying Party shall be entitled to settle any claim or suit without the consent of the indemnified Party unless such settlement contains a full release of the indemnified Party without any liability for any monetary damages or any type of equitable relief. Neither Party shall have any obligation to indemnify the other under any settlement made without its written consent.

Article 15
Other Provisions

15.1	Events of Default. Notwithstanding any other provision of this Agreement, an event of default (“Event of Default”) shall be deemed to occur with respect to a Party when:

(a)	Such Party fails to make any undisputed payment when due under this Agreement, within thirty (30) Business Days of a written demand therefor;

(b)
Other than an Event of Default described in Paragraph (a) above, such Party fails to perform any obligation or covenant to the other Party under this Agreement and such matter is not in dispute, which failure is not cured to the reasonable and commercially acceptable satisfaction of the other Party within thirty (30) Days from the date that such Party receives written notice that corrective action is needed;

(c)	Such Party becomes Bankrupt; or

(d)	An assignment or purported assignment of this Agreement in violation of the provisions of Article 12.
15.2    Remedies.

(a)
Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall in its reasonable discretion, in addition to all other remedies available to it and without incurring any liabilities to the Defaulting Party or to third parties, be entitled as long as such Event of Default is continuing, to do one or more of the following: (a) suspend its performance under this Agreement with prior notice of five (5) Business Days to the Defaulting Party, (b) proceed against the Defaulting Party for damages occasioned by the Defaulting Party’s failure to perform, and (c) upon five (5) Business Days’ notice to the Defaulting Party, terminate this Agreement. Notwithstanding the foregoing, in the case of an Event of Default described in Section 15.1(c) above, no prior notice shall be required. The Defaulting Party shall reimburse the Performing Party for all costs and expenses related to the Performing Party’s claim with respect to such breach, including but not limited to reasonable attorneys’ fees. The remedies provided in this provision are in addition to any and all other remedies available to the Performing Party under this Agreement and Applicable Law.

(b)
If Carrier exercises its termination right under Section 15.2, then, (i) Carrier shall have the right, but absolutely no obligation, to hold an open season with respect to, or otherwise market or offer to third parties, a volume equal to Shipper’s Quarterly Volume Commitment (the “Shipper’s Capacity”) and (ii) if, as a result of any such open season, or otherwise, Carrier enters into one or more new transportation services agreements with respect to some or all of the Shipper’s Capacity, Carrier will credit to Shipper’s Quarterly Volume Commitment any revenues received by Carrier from such new shipper(s) as transportation charges or deficiency payments for committed volumes, as and when actually received by Carrier, less Carrier’s costs in marketing such Shipper’s Capacity to secure a new commitment; provided that Shipper shall not be entitled to any such credit for revenues that may accrue to the extent the tariff rate payable under such new transportation services agreement exceeds the applicable tariff rate for services to Shipper hereunder. Shipper expressly acknowledges that it shall have no right to challenge or dispute the terms and conditions of any new transportation services agreements entered into by Carrier as a result of any such open season, or otherwise, and that, without limitation, such new transportation services agreement(s) may expire before the last day of this Agreement and the tariff rate payable under such new transportation services agreement(s) may be less than the applicable tariff rate. In the event that Carrier holds an open season with respect to a volume equal to the committed volumes of more than one defaulting customer, Carrier shall allocate among such defaulting customers, on an equitable basis, any revenues actually received by Carrier under any new transportation services agreements executed as a result of such open season.

15.3	Carrier Representations. Carrier hereby represents to Shipper as follows:

(a)
This Agreement and all documents executed by Carrier required hereby are duly authorized, executed, and delivered by Carrier, are legal, valid, and binding obligations of Carrier, and do not violate any provisions of any agreement to which Carrier is a party or to which it is subject and do not violate any duties to which Carrier is subject.

(b)
There are no pending, or to Carrier’s knowledge, threatened actions, suits, arbitrations, claims or proceedings, at law or in equity, that could materially and adversely affect the development, ownership or operation of the Knight Warrior Pipeline.

Article 16
Other Provisions

16.1
Amendments. All modifications, amendments, or changes to this Agreement, whether made simultaneously with or after the execution of this Agreement, shall be in writing, and executed by both Carrier and Shipper.

16.2	Confidentiality.

(a)
Confidentiality. Each Party agrees that it shall maintain all terms and conditions of this Agreement in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or any provisions contained herein without the written consent of the other Party.

(b)
Permitted Disclosures. Notwithstanding Section 16.2(a) of this Agreement, disclosures of any terms and provisions of this Agreement otherwise prohibited may be made by either Party: (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a court, agency, or other Governmental Authority, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third Person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third Person agrees in writing to be bound by the terms of this Section 16.2; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate (and its employees, officers, and members); (vii) to a co-working interest owner or royalty owner of Shipper’s Crude Oil delivered hereunder, or (viii) if and to the extent such information is or becomes public other than by a violation of the terms of this Section 16.

(c)
Notification. If either Party (the disclosing Party) is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement in connection with (i) litigation between private parties or (ii) a request or requirement by any legislative, regulatory, or administrative body, and such request or requirement identifies the non-disclosing Party by name, then to the extent permitted by the court or legislative, regulatory, or administrative body, the disclosing Party will provide the non-disclosing Party with prompt notice of such request or requirement in order to afford the non-disclosing Party an opportunity to seek an appropriate protective order or motion to quash.

(d)
Public Announcements. If Carrier chooses to make a press release with respect to this Agreement or the transaction represented herein using Shipper’s name, Carrier shall provide Shipper with a copy of the proposed announcement or statement. Carrier shall obtain Shipper’s prior written approval of the public announcement or statement. If approval is not granted, Carrier shall remove Shipper’s name before making the press release. Nothing contained in this section shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by Applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(e)	Survival. The provisions of this Section 16.2 shall survive any expiration or termination of this Agreement for a period of one (1) year.

16.3
Waiver. No waiver of any term, provision or condition of this Agreement shall be effective unless in writing signed by the Parties, and no such waiver shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of the Agreement, unless specifically so stated in such written waiver.

16.4	No Third Party Beneficiaries. This Agreement does not confer any right, remedy, obligation, or liability upon any Person not a Party hereto.

16.5
No Partnership. It is not the intention of the Parties to create, nor is there created hereby, a partnership, trust, joint venture or association. The status of each Party hereunder is solely that of an independent contractor.

16.6	Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

16.7	Rules of Construction. In construing this Agreement, the following principles shall be followed:

(a)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(c)	the plural shall be deemed to include the singular and vice versa, as applicable;

(d)
all references in this Agreement to an “Article,” “Section,” “subsection,” or “Exhibit” shall be to an Article, Section, subsection, or Exhibit of this Agreement, unless the context requires otherwise;

(e)
unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause, Exhibit or other subdivision hereof; and

(f)
each Exhibit to this Agreement is attached hereto and incorporated herein as a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail.

16.8	Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof and there are no oral promises, agreements, or warranties affecting same.

16.9
Applicable Laws. This Agreement, and the performance hereunder, shall be subject to valid and applicable Federal, State and local laws and rules, orders or regulations, of any Federal, State or local agencies having appropriate jurisdiction; provided however, nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule, or regulation in any forum having appropriate jurisdiction.

16.10
Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, (i) the validity, legality and/or enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby and (ii) in lieu of such invalid, illegal or unenforceable provision, there shall be automatically added to this Agreement a provision as similar to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable.

16.11	Joint Preparation. Shipper and Carrier acknowledge and mutually agree that this Agreement and all contents herein were jointly prepared by the Parties.

16.12	Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

16.13	No Inducements. No director, employee, or agent of any Party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement.

16.14	Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

16.15
“Most Favored Nation” Treatment. Carrier agrees that if Carrier extends committed rates for services to any party regarding matters set forth in this Agreement (the “Third Party Rates”), and the Third Party Rates are more favorable than the Throughput Fees under this Agreement, the Throughput Fees under this Agreement shall be adjusted to reflect the Third Party Rates. Shipper and Carrier shall facilitate review by a third party of the Third Party Rates of agreements with other parties or amendments thereto to monitor Carrier’s compliance with this Section. Such agreements may be redacted to conceal the identity of the contracting party and the third party conducting such review shall be subject to appropriate confidentiality obligations.

16.16
Area of Mutual Interest (“AMI”). During the Initial Term or any Additional Terms of this Agreement, the Shipper and Shipper’s equity owners, SEI Energy, LLC (“SEI Energy”) and Vitol, Inc, (“Vitol”), collectively the AMI Parties (“AMI Parties”), hereby agree that any crude oil originated or marketed by the AMI Parties from any of the following counties located in the state of Texas: Grimes County, Houston County, Leon County, Madison County and Walker County and being transported via a crude oil pipeline to destinations in either Harris County, TX or Jefferson County, TX shall be transported on the Carrier’s pipeline.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

Carrier

By:	/s/ Mark A. Hurley
Name:	Mark A. Hurley
Title:	CEO

Shipper

By:	/s/ Thomas Ramsey
Name:	Thomas Ramsey
Title:	Manager

IN WITNESS WHEREOF, the following Parties are hereby agreeing to be legally bound as it relates solely to the provisions outlined per Section 16.16 contained herein.

Vitol, Inc.

By:	/s/ M. A. Loya
Name:	M. A. Loya
Title:	President

SEI Energy, LLC

By:	/s/ John B. Sawyer
Name:	John B. Sawyer
Title:	President

EXHIBIT A
CARRIER PIPELINE

See Attached Exhibit A Map for Approximate Routing of Carrier Pipeline

Exhibit A

Exhibit A

Midway Station
North Zulch Station
Roans Prairie Terminal
OTI Connection
TRINITY
WALKER
GRIMES
SAN JACINTO
MONTGOMERY
WALLER
HARRIS
AUSTIN
Navasota
Willis
Egypt
The Woodlands
Cleveland
Hempstead
Tomball
Spring
Kingwood
Humble
Aldine
North Houston
Katy
Barker
Cloverleaf
Houston
Galena
Sam Houston National Forest
Huntsville State Park

This map is deemed reliable but provided "as is" without warranty of any representation of accuracy, timeliness, reliability or completeness. These map documents do not represent a legal survey of the land and are for graphical purposes only.

0 5 10 20 Miles

BKEP Knight Warrior Pipeline
08/14/14

BLUEKNIGHT ENERGY PARTNERS

EXHIBIT B
RULES AND REGULATIONS

See Attached Exhibit B

Exhibit B

EXHIBIT B

Texas R.R.C. No. 1

Knight Warrior LLC

LOCAL TARIFF
CONTAINING
RULES AND REGULATIONS
GOVERNING
THE GATHERING AND TRANSPORTATION
OF CRUDE PETROLEUM
BY PIPELINE
GENERAL APPLICATION

The rules and regulations published herein apply only under tariffs making specific reference by number to this tariff; supplements hereto and successive issues hereof. Specific rules and regulations published in individual tariffs will take precedence over rules and regulations published herein.

The Provisions published herein will, if effective, not result in an effect on the quality of the human environment.

ISSUED: __________, 201_	EFFECTIVE: __________, 201_

Issued by:	Compiled by:
Mark Hurley, President	Diane Stephens
Knight Warrior LLC	Knight Warrior LLC
201 NW 10th, Suite 200	201 NW 10th, Suite 200
Oklahoma City, Oklahoma 73103	Oklahoma City, Oklahoma 73103
405.278.6448

SECTION I
RULES AND REGULATIONS OF RAILROAD COMMISSION OF TEXAS
RULE 71. PIPELINE TARIFFS.

1.
ALL MARKETABLE OIL TO BE RECEIVED FOR TRANSPORTATION: By the term "marketable oil" is meant any crude petroleum adapted for refining or fuel purposes, properly settled and containing not more than two percent (2%) of basic sediment, water, or other impurities above a point six (6) inches below the pipeline connection with the tank. Pipelines shall receive for transportation all such "marketable oil" tendered; but no pipeline shall be required to receive for shipment from any one person an amount exceeding three thousand (3,000) barrels of petroleum in any one (1) day; and, if the oil tendered for transportation differs materially in character from that usually produced in the field and being transported therefrom by the pipeline, then it shall be transported under such terms as the shipper and the owner of the pipeline may agree or the Commission may require.

2.
BASIC SEDIMENT, HOW DETERMINED -- TEMPERATURE: In determining the amount of sediment, water or other impurities, a pipeline is authorized to make a test of the oil offered for transportation from an average sample from each such tank, by the use of centrifugal machine, or by the use of any other appliance agreed upon by the pipeline and the Shipper. The same method of ascertaining the amount of the sediment, water or other impurities shall be used in the delivery as in the receipt of oil. A pipeline shall not be required to receive for transportation, nor shall consignee be required to accept as a delivery, any oil of a higher temperature than ninety degrees Fahrenheit (90° F), except that during the summer oil shall be received at any atmospheric temperature, and may be delivered at like temperature. Consignee shall have the same right to test the oil upon delivery at destination that the pipeline has to test before receiving from the Shipper.

3.	"BARREL" DEFINED: For the purpose of these rules, a "barrel" of crude petroleum is declared to be forty-two (42) gallons of 231 cubic inches per gallon at sixty degrees Fahrenheit (60° F).

4.
OIL INVOLVED IN LITIGATION, ETC. -- INDEMNITY AGAINST LOSS: When any oil offered for transportation is involved in litigation, or the ownership is in dispute, or when the oil appears to be encumbered by lien or charge of any kind, the pipeline may require of Shippers an indemnity bond to protect it against all loss.

5.
STORAGE: Each pipeline shall provide, without additional charge, sufficient operational storage, such as is incidental and necessary to the transportation of oil, including storage at destination or so near thereto as to be available for prompt delivery to destination point, for five (5) days from the date of order of delivery at destination.

6.
IDENTITY OF OIL, MAINTENANCE OF: A pipeline may deliver to Consignee, either the identical oil received for transportation, subject to such consequence of mixing with other oil as are incident to the usual pipeline transportation, or it may make delivery from its common stock at destination; provided, if this last be done, the delivery shall be of substantially like kind and market value.

7.
MINIMUM QUANTITY TO BE RECEIVED: A pipeline shall not be required to receive less than one (1) tank carload of oil when oil is offered for loading into tank cars at destination of the pipeline. When oil is offered for transportation for other than tank car delivery, a pipeline shall not be required to receive less than five hundred (500) barrels.

8.
GATHERING CHARGES: Tariffs to be filed by a pipeline shall specify separately the charges for gathering of the oil, for transportation, and for delivery. (See amendment to this rule in Item No. 50, Section hereof.)

9.
GAUGING, TESTING, AND DEDUCTIONS: All crude oil tendered to a pipeline for transportation shall be measured and tested by a representative of the pipeline prior to its receipt by the pipeline. The Shipper may be present or represented at the gauging and testing. Quantities shall be determined in accordance with applicable A.P.I. Manual of Petroleum Measurement Standards. A pipeline may deduct sediment, water, and other impurities as shown by the centrifugal method, Karl Fischer method or other test agreed upon and two tenths of one percent (.2%) for evaporation and loss during transportation.* The net balance shall be the quantity deliverable by the pipeline. In allowing the deductions, it is not the intention of the Commission to affect any tax or royalty obligations imposed by the laws of Texas on any producer or shipper of crude oil.

The gauging and testing of oil by the pipeline representative is directed toward and intended to require tank gauge measurement, or other type measuring device when authorized by the Commission, of produced crude prior to the transfer of custody to the initial transporter from a producing property. A transfer of custody of crude between transporters is subject to measurement as agreed upon by the transporters. (See exceptions to this rule in Item No. 45, Section hereof.)

__________________

*	This deviates from Rule 71.9 of the General Conservation Rules in that a deduction of less than one percent (1%) will be made for evaporation and loss during transportation.

10.
DELIVERY AND DEMURRAGE: Each pipeline shall transport oil with reasonable diligence, considering the quality of the oil, the distance of transportation, and other material elements, but at any time after receipt of a consignment of oil, upon twenty-four (24) hours' notice to the Consignee, may offer oil for delivery from its common stock at the point of destination, conformable to Section 6 of this rule, at a rate not exceeding ten thousand (10,000) barrels per day of twenty-four (24) hours. Computation of time of storage (as provided for in Section 5 of this rule) shall begin at the expiration of such notice. At the expiration of the time allowed in Section 5 of this rule for storage at destination, a pipeline may assess a demurrage charge on oil offered for delivery and remaining undelivered, at a rate for the first ten (10) days of one-tenth of one cent per barrel; and thereafter at a rate of three-fourths of one cent per barrel, for each day of twenty-four (24) hours or fractional part thereof.

11.
PAYMENT OF TRANSPORTATION AND OTHER CHARGES*: The Shipper or Consignee shall pay all applicable gathering, transportation, and all other lawful charges accruing on petroleum delivered to and accepted by Carrier for shipment, and, if required, shall prepay or guarantee the same before acceptance by the Carrier, or pay the same before delivery. Carrier shall have a lien on all petroleum in its possession belonging to Shipper or Consignee to secure the payment of any and all unpaid gathering, transportation, or any lawful charges that are due Carrier that are unpaid by Shipper or Consignee, and may withhold such petroleum from delivery until all unpaid charged have been paid.

If any charge remains unpaid after the due date specified in Carrier's invoice, then such amount shall bear interest from the day after the date of the invoice until paid, calculated at an annual rate equivalent to 125% of the prime rate of interest, as of the date of Carrier's invoice, charged by the Citibank N.A. of New York, New York, for ninety (90) day loans made to substantial and responsible commercial borrowers or the maximum rate allowed by law, whichever is the lesser. If the invoice is not paid within thirty (30) days from the date due, Carrier shall have the right, either directly or through an agent, at any time after such publication of notice of such sale in a daily newspaper of general circulation published in the town, city, or general area where the sale is to be held, stating the time and place of sale and the quantity and location of the petroleum to be sold. At said sale, Carrier shall have the right to bid, and, if it is the highest bidder, to become the purchaser. The proceeds of disposition shall be applied in the following order: (A) To the reasonable expenses of holding, preparing for sale, selling, and to the extent allowed by law, reasonable attorney's fees and legal expense incurred by Carrier; and (B) To the satisfaction of the indebtedness secured hereby including interest herein provided from due date of invoice to date of sale. The balance of the proceeds of the sale remaining, if any, shall be held for whomsoever may be lawfully entitled thereto. (This item 11, Section I is amended by item 100, Section II below)

12.
NOTICE OF CLAIMS: Notice of claims for loss, damage or delay in connection with the shipment of oil must be made in writing to the pipeline within ninety-one (91) days after the damage, loss, or delay occurred. If the claim is for failure to make delivery, the claim must be made within ninety-one (91) days after a reasonable time for delivery has elapsed.

13.
TELEPHONE-TELEGRAPH LINE -- SHIPPER TO USE: If a pipeline maintains a private telegraph or telephone line, a Shipper may use it without extra charge, for message incident to shipments. However, a pipeline shall not be held liable for failure to delivery any messages away form its office or for delay in transmission or for interruption of service.

14.
CONTRACTS OF TRANSPORTATION: When a consignment of oil is accepted, the pipeline shall give the Shipper a run ticket, and shall give the Shipper a statement that shows the amount of oil received for transportation, the points of origin and destination, corrections made for temperature, deductions made for impurities, and the rate for such transportation.

15.
SHIPPER'S TANKS, ETC. --INSPECTION: When a shipment of oil has been offered for transportation, the pipeline shall have the right to go upon the premises where the oil is produced or stored, and have access to any and all tanks or storage receptacles for the purpose of making any examination, inspection, or test authorized by this Rule.

16.
OFFERS IN EXCESS OF FACILITIES: If oil is offered to any pipeline for transportation in excess of the amount that can be immediately transported, the transportation furnished by the pipeline shall be apportioned among all Shippers in proportion to the amounts offered by each; but no offer for transportation shall be considered beyond the amount which the person requesting the shipment then has ready for shipment by the pipeline. The pipeline shall be considered as a Shipper of oil produced or purchased by itself and held for shipment through its line, and its oil shall be entitled to participate in such apportionment. (This item 16, Section I is amended by item 125, Section II below)

17.
INTERCHANGE OF TONNAGE: Pipelines shall provide the necessary connections and facilities for the exchange of tonnage at every locality reached by two or more pipelines, when the Commission finds that a necessity exists for connection, and under such regulations as said Commission may determine in each case.

18.
RECEIPT AND DELIVERY -- NECESSARY FACILITIES FOR: Each pipeline shall install and maintain facilities for the receipt and delivery of marketable crude petroleum of Shippers at any point on its line if the Commission finds that a necessity exists therefor, and under regulations by the Commission.

__________________

*    This deviates from Rule 71.11 of the General Conservation Rules.

19.	FIRES, LIGHTNING AND LEAKAGE, REPORTS OF LOSS FROM:

A.
Each pipeline shall immediately notify the Commission, by telegraph, telephone, or letter of each fire that occurs at any oil tank owned or controlled by the pipeline, or of any tank struck by lightning. Each pipeline shall in like manner report each break or leak in any of its tanks or pipelines from which more than five (5) barrels escapes. Each pipeline shall report in writing to the Commission, by the fifteenth (15th) day of each Calendar Month, the estimated amount of loss of oil by fire or leakage from its tanks and pipelines for the preceding month; but not including leakage or evaporation ordinarily incident to transportation.

B.
No risk of fire, storm, flood or act of God, and no risk resulting from riots, insurrection, rebellion, war, or act of the public enemy, or from quarantine or authority of law or any order, requisition or necessity of the government of the United States in time of war, shall be borne by a pipeline, nor shall any liability accrue to it from any damage thereby occasioned. If loss of any crude oil from any such causes occurs after the oil has been received for transportation, and before it has been delivered to the Consignee, the Shipper shall bear a loss in such proportion as the amount of his shipment is to all of the oil held in transportation by the pipeline at the time of such loss, and the Shipper shall be entitled to have delivered only such portion of his shipment as may remain after a deduction of his due proportion of such loss, but in such event the Shipper shall be required to pay charges only on the quantity of oil delivered. This rule shall not apply if the loss occurs because of negligence of the pipeline.

20.
PRINTING AND POSTING: Each pipeline shall have Sections 1 through 19 of this rule printed on its tariff sheets, and shall post the printed sections in a prominent place in its various offices for the inspection of the shipping public. Each pipeline shall post and publish only such Rules and Regulations as may be adopted by the Commission as general rules or such special rules as may be adopted for any particular field.

SECTION II
RULES AND REGULATIONS

5.	DEFINITIONS:

"A.P.I. Gravity," as used herein, means gravity determined in accordance with American Society for Testing Materials Designation D-287.

"Carrier" means the pipeline company, Knight Warrior LLC, which accepts Nominations for transportation of, and transports, Crude Oil on its Pipeline system.

“Committed Shipper” means a Shipper that has committed to ship, or pay a deficiency payment for failure to ship, certain minimum volumes of Crude Oil pursuant to a Throughput Agreement entered into with Carrier.

“Consignee” means the party owning and/or operating the destination facility for the crude petroleum transported hereunder.

"Crude Petroleum," as used herein and sometimes referred to as crude oil, oil, or petroleum (each of which may or may not be a capitalized term), means the direct product of oil wells.

“Delivery Point” means the storage or other connection where delivery is made as set forth in the rate tariff or an applicable Throughput Agreement.

“Origin Point” means the point at which Carrier takes custody of the Crude Petroleum as set forth in the rate tariff or an applicable Throughput Agreement.

“Pipeline” or “System” means the Knight Warrior Pipeline.

“Uncommitted Shipper” means a Shipper other than a Committed Shipper.

10.
APPLICATION OF RATES FROM AND TO INTERMEDIATE POINTS: For shipments accepted for transportation from any point not named in tariffs making reference hereto which is intermediate to a point from which rates are published in said tariffs, through such unnamed point, the rate published therein from the next more distant point specified in the tariff will apply from such unnamed point, and the gathering charge at the next more distant point shall apply when gathering service is performed. For shipments accepted for transportation to any point not named in tariffs making reference hereto which is intermediate to a point to which rates are published in said tariffs, through such unnamed point, the rate published therein to the next more distant point specified in the tariff will apply.

25.	SPECIFICATIONS AS TO QUALITY AND LEGALITY OF SHIPMENTS: Carrier reserves the right to reject any and all of the following shipments:

A.	Crude Oil having a vapor pressure in excess of ten (10) pounds absolute at a temperature of 100 degrees Fahrenheit and/or an A.P.I. gravity in excess of 65 degrees.

B.	Crude Oil where the Shipper or Consignee has failed to comply with all applicable laws, rule, and regulations made by any governmental authorities regulating shipments of Crude Oil.

C.
Crude Oil received from tanks containing basic sediment, water, or other impurities in excess of one percent (1%) average in suspension above the pipeline connection. Where crude oil is delivered to pipeline through automatic custody transfer measurement facilities, Carrier may require use of a monitor which rejects oil containing in excess of one percent (1%) basic sediment and water. (This limitation by Carrier is supplementary to the two percent (2%) basic sediment and water limit above a point 6 inches below pipeline connection provided for in Item 1 of Railroad Commission of Texas Rule 71.)

D.
If Carrier determines that a Shipper has delivered to Carrier’s facilities Crude Petroleum that has been contaminated by the existence of and or excess amounts of impure substances, including but not limited to chlorinated and/or oxygenated hydrocarbons, arsenic, lead and/or other metals which results in harm to other shippers, carriers, users of the contaminated Crude Petroleum or Carrier, such Shipper will be excluded from further entry into applicable segments of the pipeline system until such time as the quality of the Crude Petroleum is to the satisfaction of the Carrier. Carrier is not responsible for monitoring receipts or deliveries for contaminants. Further, Carrier reserves the right to dispose of any contaminated Crude Petroleum blocking its pipeline system. Disposal thereof may be made in any reasonable manner including but not limited to commercial sales, and any liability associated with the contamination or disposal of any Crude Petroleum shall be borne by the Shipper introducing the contaminated Crude Petroleum into Carrier’s system. Shipper liability includes claims of cross contamination from other shippers, carriers, or users of the contaminated Crude Petroleum and the costs of any regulatory or judicial proceeding.

E.	Carrier will not accept Crude Oil containing any of the following: Waste oils, Lube oils, Crankcase oils, PCB’s or Dioxins.

30.	APPLICATION OF RATES: Crude Oil accepted for gathering and/or transportation shall be subject to the rates in effect on the date of receipt by Carrier, irrespective of the date of the tendered.

31.	TENDERS REQUIRED:

A.
Crude Oil for shipment through lines of Carrier will be received only on properly executed tenders from the Shipper showing the point at which the Crude Oil is to be received, point of delivery, consignee, and amount of Crude Oil transported. Carrier may refuse to accept Crude Oil for transportation unless satisfactory evidence be furnished that the Shipper or Consignee has made provision for prompt receipt thereof at destination.

B.
Any Shipper desiring to tender Crude Oil for transportation shall make such tender to the initial Carrier in writing on or before the twenty-fifth day of the month preceding the month during which the transportation under the tender is to begin; except that, if space is available for current movement, a Shipper may tender Crude Oil for transportation after the twenty-fifth day of the month preceding the month during which the transportation under the tender is to begin.

36.
LINE FILL AND TANK BOTTOM INVENTORY: Except as may be provided for in a Throughput Agreement with a Committed Shipper, either prior to or after the acceptance of Crude Oil for transportation through the System, Carrier may, upon reasonable notice, require each Shipper to provide a pro rata part of the volume of Crude Oil necessary for pipeline fill, unavailable stocks below tank connections, and reasonable additional minimum quantities required for the efficient operation of the System. Upon the termination of shipments by Shipper, Carrier will deliver to Shipper at the Delivery Point all of Shipper’s Crude Oil in the pipeline or otherwise available for shipment. Redelivery shall be completed as batches transit the pipeline with expected transit time based on batch size. As shipments are nominated an estimated window of delivery dates will be provided by Carrier. Expected transit time is not guaranteed. Tank bottoms belonging to Shipper will be made available for removal by Shipper from the tank within 90 days after Shipper ceases making shipments, provided that the Carrier may, if possible, make physical delivery of the tank bottoms, arrange for a trade of like barrels to Shipper, or otherwise financially settle the inventory. Shipper will at all times retain title to its Crude Oil in transit and tank bottoms and Carrier will, at the discretion of Carrier, provide to or have available for Shipper, a monthly statement of Shipper’s inventory.

40.	UNLOADING OR TRANSFER CHARGES:

A.
All common stream shipments and all shipments that are to be moved in batches of less than [10000] bbls that are received from tank truck unloading facilities or gathering pipeline facilities provided by others, either of which delivers into Carrier's trunkline facilities, will be subject to an unloading or transfer charge of nine cents (9¢) per barrel, except that no charge in either case shall be made if the initial trunkline pumping is provided by others. This provision is not applicable to Committed Shippers unless otherwise agreed to in the applicable Throughput Agreement.

B.
All shipments received from tank truck unloading facilities into Carrier's gathering facilities will be subject to the applicable gathering charge for the particular gathering facility but will not be subject to a truck unloading or transfer charge.

45.	DEDUCTIONS AND QUANTITIES DELIVERABLE: (Exception to Rule 9, Section hereof and not applicable to Committed Shippers unless otherwise agreed to in the applicable Throughput Agreement).

A.
All common stream shipments and all shipments that are to be moved in batches of less than 10,000 bbls that are of 45 degrees or above shall be subject to a deduction to cover the shrinkage resulting from the mixture thereof, in the facilities of Knight Warrior LLC, with Crude Oil of A.P.I. Gravity of 44.9 degrees or less according to the following table:

A.P.I. Gravity	% Deduction

45.0° through 49.9°	0.5
50.0° through 59.9°	1.0
60.0° through 65.0°	1.5

Carrier will not accept any Crude Oil for shipment above sixty-five degrees (65°) A.P.I. Gravity at sixty degrees Fahrenheit (60°F) and any Crude Oil with a Reid vapor pressure in excess of 10.0.

B.
The quantity deliverable shall be reduced by deduction for sediment, water, other impurities, loss for evaporation and loss during transportation as provided for in Rule 9, Section hereof, less the applicable deduction for shrinkage.

50.
GATHERING CHARGES: (Amendment to Rule 8 Section hereof.) When gathering service is performed by Carrier, gathering charges will be assessed on the net volume remaining after adjustment for temperature and deduction for basic sediment, water, other impurities, and losses, provided for in Rule 9, Section hereof, with no deduction being made for shrinkage.

55.
COMMON STREAM PETROLEUM-CONNECTING CARRIERS: When both receipts from and deliveries to a connecting Carrier of substantially the same grade of Crude Oil are scheduled at the same interconnection, Carrier reserves the right, with cooperation of the connecting Carrier, to offset like volumes of such common stream Crude Oil in order to avoid the unnecessary use of energy which would be required to physically pump the offsetting volumes. When this right is exercised, Carrier will make the further deliveries for the Shipper involved from its common stream Crude Oil.

60.
CHARGE FOR FUND COMPENSATION: In addition to all other charges accruing on Crude Petroleum accepted for gathering and/or transportation, a per barrel charge will be assessed and collected in the amount of any tax, fee, or other charge levied against Carrier by any Federal, State or local act, regulation or agency for the purpose of providing a fund for the reimbursement of parties who sustain costs or losses resulting from oil pipeline industry operations. Such charge will be included in the appropriate tariff filed with the Commission.

65.
WARRANTIES: Shipper warrants that the Crude Oil tendered to Carrier will conform with the Specifications stated in Item 25, it will be merchantable and will not be contaminated. Shipper will be liable to Carrier, other Shippers and/or Consignees for any damage including special, incidental, and consequential, as well as attorney fees, arising from a breach of contract. Transportation of the Crude Oil may be refused or canceled if Carrier determines or is advised the the Crude Oil does not meet the requirements of these Rules and Regulations. In addition, if Carrier samples the Crude Oil prior to or after tendered by Shipper and if test results determine that the Crude Oil is non-merchantable, Shipper will be liable to Carrier for all costs and expenses incurred for such tests for non-merchantable or contaminated Crude Oil.

100.
GENERAL APPLICATION: Carrier will provide working tankage that is incident and necessary to the transportation of Crude Oil, but does not provide or offer storage service. Shipper or Consignee may, by request on the original tender or shipper order, or by order for diversion or reconsignment enroute, have Crude Oil tendered for shipment stored in tanks furnished by the Shipper or Consignee at points on the lines of Carrier, when intermediate to the destination shown on the tender of shipments, subject to the conditions provided in this Section.

105.	RATES APPLICABLE AND PAYMENT TERMS:

A.	The following modifies and supercedes Item 11 of Section I:

Transportation charges will be computed and collected as set forth in the Rate Tariff or the agreed upon contract rate for Commited Shippers.
(i) Billing. No later than the 15th business day of each month, Carrier shall deliver to Shipper a statement for transportation services in the preceding month setting forth (i) the volumes of Shipper’s Crude Oil (in Barrels) received at the origin point, (ii) the throughput fees for that month, (iii) any adjustments for prior periods, and (iv) all other amounts due by Shipper, including any deficiency payments. Carrier’s invoices shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior month to any actual measurements, and any adjustments to prior period volumes and quantities.

(ii) Payment terms for Committed Shippers.

(a) Subject to Item 100(b)(ii) of Section II, Shipper shall remit to Carrier amounts due under Item 100(a) of Section II by wire transfer by the later of (X) 10 days after Shipper’s receipt of the statement referenced above and (Y) the 20th day of each month, to the bank account specified by Carrier. If such due date is not a business day, payment is due on the next business day following such date.

(b) If Shipper disputes any portion of any invoice (the “Disputed Amount”), Shipper shall promptly notify Carrier of the disputed amount and pay the undisputed portion according to the terms of this Item 100 of Section II. After receipt of such notice, Carrier shall promptly work with Shipper to resolve the dispute.

(iii) Payment terms for other than Committed Shippers. All transportation charges shall be paid upon delivery of the Crude Petroleum at the Destination Point or may be required in advance of transportation at the option of Carrier.

(iv) Late Payments. Carrier shall have a lien on all petroleum in its possession belonging to Shipper or Consignee to secure the payment of any and all unpaid gathering, transportation, or any lawful charges that are due Carrier that are unpaid by Shipper or Consignee, and may withhold such petroleum from delivery until all unpaid charged have been paid. If Shipper fails to pay any amount hereunder when due (including disputed amounts that are not paid by the due date, but are later determined to be owed), interest thereon shall accrue on the unpaid amounts at an annual rate equivalent to 125% of the prime rate of interest, as of the date of Carrier's invoice, charged by the Citibank N.A. of New York, New York, for ninety (90) day loans made to substantial and responsible commercial borrowers or the maximum rate allowed by law, whichever is the lesser. If the invoice is not paid within thirty (30) days from the date due, Carrier shall have the right, either directly or through an agent, at any time after such publication of notice of such sale in a daily newspaper of general circulation published in the town, city, or general area where the sale is to be held, stating the time and place of sale and the quantity and location of the petroleum to be sold. At said sale, Carrier shall have the right to bid, and, if it is the highest bidder, to become the purchaser. The proceeds of disposition shall be applied in the following order: (i) To the reasonable expenses of holding, preparing for sale, selling, and to the extent allowed by law, reasonable attorney's fees and legal expense incurred by Carrier; and (ii) To the satisfaction of the indebtedness secured hereby including interest herein provided from due date of invoice to date of sale. The balance of the proceeds of the sale remaining, if any, shall be held for whomsoever may be lawfully entitled thereto.

B.
Except as may be provided for in a Throughput Agreement with a Committed Shipper,in the absence of a through rate from point of origin to the storage point, the rate to the next point beyond shall be applied.

C.
Crude Oil will be subject to the local rate for movement into the storage point and Crude Oil not forwarded from storage points within the specified time will be subject to the local rate into, and out of the storage point published in Carrier's tariffs lawfully on file with the Railroad Commission of Texas.

D.
After a shipment has had time to arrive at destination, and on 24 hours notice to Shipper or Consignee, Carrier may begin delivery of such shipment from its common stock to Consignee at Carriers current rate of pumping. If Shipper or Consignee is unable or refuses to receive said shipment, a demurrage charge of six cents (6.0 cents) per barrel per 24 hours shall accrue from the time said notice expires, on that part of such shipment which is not received by Consignee. Carrier reserves the right, if deemed necessary to clear its pipeline system to make whatever arrangements for disposition of the shipment that are appropriate which includes selling the shipment to the first available purchaser at the best price attainable. Any expenses incurred by the Carrier in making such arrangements shall be borne by the Shipper or Consignee, in addition to any demurrage charges.

110.
DELIVERY INTO STORAGE TANKS: Upon delivery of Crude Oil into storage tanks furnished by the Shipper or Consignee, its custody and possession shall be that of the Shipper or Consignee and not that of Carrier, and Carrier shall not be liable for loss of or damage to such Crude Oil while in storage.

120. NOMINATION PROCEDURE: Crude Oil for shipment through lines of the Carrier will be received only on proper notice showing the point at which the Crude Oil is to be received, point or points of delivery, Consignee, and amount of Crude Oil to be transported. The notice shall be received by the Carrier on or before the twentieth (20th) day of the calendar month preceding the desired shipment date. If the twentieth (20th) day of the month falls on a weekend or holiday, nominations are due on the last workday before the twentieth (20th). The nomination may be e-mailed or faxed. A nomination must specify, for each shipment, the quantity, product, grade, origin, destination, supply sources, and Shipper, and must meet any requirements of the Delivery Point.

125.	PRORATION POLICY: The Proration Policy attached hereto supercedes Item 16 of Section I.

126.        SHIPPER HISTORY - ASSIGNMENT PERMITTED. Except as may be prohibited by a regulatory agency Shipper may assign its Shipper History to another Shipper (“Assignee Shipper”) (“Assigned Shipper History”). Carrier shall be given notice of such assignment in writing by the twenty-fifth (25th) day of the month prior to the month in which an apportionment decision by the Carrier is expected to include the Assigned Shipper History in apportionment. For any purpose under these Rules and Regulations for which Shipper History is relevant, Assigned Shipper History shall apply to the Assignee Shipper as though it had been performed by the Assignee Shipper itself.

Section 130.   SURCHARGES.  Carrier shall list as a separate line item on monthly billing invoices and accounting statements to Shippers any Carrier surcharges (if any) imposed by Carrier on Shippers.

2. Will there be a provision for pipeline loss allowance? See #9]

EXPLANATION OF REFERENCE MARKS AND ABBREVIATIONS

A.P.I.	American Petroleum Institute
A.S.T.M	American Society for Testing Materials
[U]	Unchanged
[W]	Wording Change
[N]	New Wording
[C]	Cancelled

KNIGHT WARRIOR PIPELINE
PRORATION POLICY

The intention of this Proration Policy is twofold:

•	To allocate the capacity of a specific Pipeline segment among the Regular Shippers and New Shippers on an equitable basis in the Nomination process.

•	To maximize the actual utilization of the capacity of a specific Pipeline segment.

Carrier shall implement this Proration Policy anytime the Nominations on a specific Pipeline segment exceed the Available Capacity on that Pipeline segment.

Definitions:

Actual Shipments means the volume of Crude Oil transported over a specific Pipeline segment.

Affiliate means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another Person. The term “control” (including its derivatives and similar terms) means possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Without limiting the foregoing, any Person shall be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, or if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common control.

Allocation Month means any month in which the Nominations of all Shippers on a specific Pipeline segment exceed the Available Capacity, thereby causing Carrier to implement this Proration Policy.

Available Capacity means the capacity of the Pipeline not subject to prior commitment to other shippers to transport Crude Oil.

Base Period means the twelve (12) consecutive month period ending with the second month prior to the Allocation Month for which Nominations are being apportioned, during which current Shippers establish their Shipper History.

BPM means barrels per month.

Carrier means the pipeline company, Knight Warrior LLC, which accepts Nominations for transportation of, and transports, Crude Oil on its Pipeline system.

Committed Shipper means a Shipper that has committed to ship, or pay a deficiency payment for failure to ship, certain minimum volumes of Crude Oil pursuant to a Throughput Agreement entered into with Carrier.

Committed Volume means, with respect to a Committed Shipper, the minimum daily volume of Crude Oil that such Committed Shipper committed to ship, or pay a deficiency payment for failure to ship set out in the Commited Shipper’s Throughput Agreement with Carrier.

Extraordinary Operating Conditions means (i) operating conditions that result in the capacity of the Pipeline available for shipments of Crude Oil, or a segment thereof, being reduced below the then committed volumes on the applicable segment(s), for any reason, including events of force majeure, other weather conditions, repairs or maintenance or (ii) a force majeure event at the destination point resulting in Carrier being unable to deliver Crude Oil into the applicable receipt facilities at the destination point.

Minimum Volume means the volume set forth in the Rules and Regulations.

New Shipper means any Shipper who is not a Regular Shipper.

Nomination means a notice from a Shipper to Carrier requesting that Carrier transport for Shipper in a given month a stated volume of Shipper’s Crude Oil on the Pipeline, at the times and in the manner provided in the Rules and Regulations.

Person means any individual, firm, corporation, trust, partnership, limited partnership, master limited partnership, limited liability company, association, joint venture, other business enterprise or governmental authority.

Pipeline means the Knight Warrior Pipeline.

Prepaid Transportation Credits means credits generated by deficiency payments made by a Committed Shipper under its Throughput Agreement that may be applied as prepayment for transportation by such Committed Shipper.

Proration Policy means this document, which is the official written description of the process by which Carrier will allocate Available Capacity when Nominations on any segment of the Pipeline exceed the Available Capacity.

Regular Shipper means (i) a Committed Shipper (excluding any Committed Shipper whose rights with respect in the event of prorationing have been terminated by the Carrier in accordance with its Throughput Agreement), and (ii) a Shipper that has Actual Shipments during at least 9 months of the Base Period.

Shipper means the transporter of Crude Oil on the Pipeline segment and the entity that submitted Nominations to the Carrier.

Shipper History means (a) for a Regular Shipper other than a Committed Shipper, the monthly average of such Regular Shipper’s volumes of Crude Oil actually shipped over the Base Period, and (b) for a Committed Shipper, the greater of (i) the monthly average of such Committed Shipper’s volumes of Crude Oil actually shipped over the Base Period (or such portion of such monthly average that shall not result in an allocation to any other Committed Shipper under step 2 below that reduces such other Committed Shipper below its Committed Volume) and (ii) the Committed Shipper’s Committed Volume.

Throughput Agreement means a transportation services agreement executed by the Carrier and a Committed Shipper.

Allocation Methodology:

During an Allocation Month, Available Capacity on an affected Pipeline segment will be allocated as follows:

1.
In the aggregate, New Shippers will be allocated 10% of the Available Capacity of the prorated Pipeline segment in any Allocation Month, on a pro rata basis but not to exceed the lesser of a New Shipper’s Nomination or 2.5% of Available Capacity in any Allocation Month. If the pro rata allocation in an Allocation Month, based on the number of New Shippers making Nominations, results in no New Shipper being allocated the Minimum Volume, then Carrier will administer a lottery process for the total number of Minimum Volume allocations available to New Shippers in the Allocation Month. A New Shipper will not be allocated capacity through the lottery process if it is: (a) an Affiliate of a Regular Shipper, or (b) an Affiliate of another Shipper who received an allocation through the lottery process. The lottery process will be conducted as follows:

A.
Carrier will use a random number generating software to randomly assign each New Shipper a number from one to the number representing the total number of New Shippers participating in the lottery (i.e. if there are fifty New Shippers, numbers one through fifty will be assigned).

B.
The New Shipper assigned number one will receive the first Minimum Volume allocation. Thereafter, Minimum Volume allocations will be assigned to New Shippers sequentially, from lowest assigned number to highest assigned number, until 10% of Available Capacity is fully allocated.

2.
For each prorated Pipeline segment, 90% of Available Capacity will be allocated to Regular Shippers proportionately based on the lesser of each Regular Shipper’s Shipper History or its Nomination in the Allocation Month.

3.
Any Remaining Capacity after implementing steps #1 and #2 will be allocated on a pro rata basis to Committed Shippers nominating volumes to be shipped with the application of Prepaid Transportation Credits, based on the excess of such Committed Shippers’ Nomination over the capacity allocated to such Committed Shipper pursuant to Step #2.

4.
Any Remaining Capacity after implementing steps #1, #2 and #3 will be allocated on a pro rata basis among all Shippers which were allocated Available Capacity pursuant to steps #1, #2 or #3 based on the excess of such Shipper’s Nomination over the capacity allocated to such Shipper pursuant to Steps #1, #2 and #3.

5.
No Nominations will be considered above the amount that the Shipper has been allocated for shipment, nor will Carrier accept a Nomination which exceeds the Available Capacity. Shippers shall not make Nominations which are inflated beyond the volume such Shipper reasonably expects to be able to ship. Carrier may require written assurances from responsible officials of a Shipper, stating that this requirement has not been violated. Furthermore, during any Allocation Month no New Shipper Nomination shall be considered beyond 10% of Available Capacity. Nominations in excess of these limits will be reduced accordingly.

6.
Once Carrier has determined each Shipper’s adjusted nominationfor any prorated Pipeline segment in accordance with the foregoing Allocation Methodology (the “Adjusted Nomination”), Carrier will notify each Shipper of its Adjusted Nominations for the Allocation Month, if any, which shall be binding on the Shipper absent manifest error by Carrier.

7.
In the event that a Regular Shipper or New Shipper releases all or any part of its allocated capacity in sufficient time prior to the Allocation Month to permit Carrier to reallocate and revise the schedule, and as a result the Carrier is then able to solicit other Shippers to fully utilize that capacity, that Shipper's allocation will be reduced without penalty (other than any deficiency payments payable by Committed Shippers for their allocated capacity).

8.
If the allocated capacity awarded to a Regular Shipper or New Shipper on a prorated Pipeline segment goes unused by that Shipper ("Unused Allocation"), then that Shipper is accountable for payment of the tariff fees for the Actual Shipments, or 100% of the Adjusted Nomination, whichever is greater. These charges will be waived when there exists Unused Allocation as a result of deliveries having been reduced at the request of the Carrier, or where Extraordinary Operating Conditions prevented full receipt or delivery of barrels nominated by the Shipper.

9.
In the event that a Shipper, who in spite of having a binding Adjusted Nomination on the prorated Pipeline segment, then attempts to withdraw that binding Adjusted Nomination, and as a result the Available Capacity is not fully allocated following application of items #1 through #3 above, the newly available portion of the Available Capacity shall be allocated in the following manner:

A.
Each Regular Shipper with Nominations exceeding its Adjusted Nomination for such Pipeline segment will be allocated a portion of the newly available portion of the Available Capacity in the same proportion as that which it has been assigned on the allocated Pipeline segment.

B.
Each New Shipper who was allocated Available Capacity pursuant to Step #1 above whose Nominations exceeded its Adjusted Nomination will be allocated a portion of the newly available portion of the Available Capacity in the same proportion as that which it has been assigned on the allocated Pipeline segment.

C.
If there are no Shippers who have Nominations exceeding their Adjusted Nominations all Shippers who have Nominations on the allocated Pipeline segment will be notified that there is additional Available Capacity on the Pipeline segment. All Nominations from these Shippers will be honored in the same proportion that their Adjusted Nomination bears to the aggregated Adjusted Nominations from all Nominations from Shippers.

EXHIBIT C
THROUGHPUT FEES
(in $’s per barrel, except bpd amounts)
Subject to Shipper Daily Volume Commitment(s) per Section 5.1, the following are the throughput rate fee tiers available to Shipper on volumes committed by Shipper and either shipped or subject to deficiency payment:

Volume Commitment, bpd	Throughput Fee (in $/Bbl) from Midway or North Zulch Stations to Houston	Rate Application	Batch Segregation
***	***	Rate applies to all barrels shipped	Segregation available
***	***	Rate applies to all barrels shipped	Segregation available
***	***	Rate applies to all barrels shipped	Segregation available
***	***	Rate applies to all barrels shipped	Segregation available
***	***	Rate applies to all barrels shipped	Segregation available
***	***	Rate applies to all barrels shipped	Segregation available

Provided the Shipper has provided written notice per Section 5.1 to increase the Shipper’s Daily Volume Commitment, the Shipper shall be entitled to the tiered rates specified above for Shipper’s indicated Daily Volume Commitment tier. Volumes shipped by Shipper above the Shipper’s Daily Volume Commitment shall be made on an as available basis by Carrier and shall incur a Throughput Fee equal to the Shipper’s Daily Volume Commitment tier indicated above

Exhibit C